7 June 2013

IRANNOTICE

US Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

June 7, 2013

Re: Notice of disclosure filed in Exchange Act Annual Report under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen

Pursuant to section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities and Exchange Act of 1934, as amended, notice is hereby provided that Vodafone Group Public Limited Company has made disclosure pursuant to those provisions in its Annual Report on Form 20-F for the year ended March 31, 2013, which was filed with the US Securities and Exchange Commission on June 7, 2013.

Respectfully submitted,

Vodafone Group Public Limited Company

/s/ R E S Martin
Rosemary E S Martin
Group General Counsel and Company Secretary

Vodafone Group Plc
Registered Office: Vodafone House, The Connection, Newbury, Berkshire RG14 2FN, England. Registered in England No. 1833679